Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into as of this 28th day of August 2006, between R&G Financial Corporation (the “Company”), R&G Portfolio Management Corporation, R&G Mortgage Corporation, R&G International Corporation, R&G Acquisition Holdings Corporation (collectively, the “Employers”), Vicente Gregorio (the “Employee”) and Carmen A. Martinez, his wife (hereinafter, “Employee and Spouse”), and the conjugal partnership they compose, both of whom are of legal age, married and residents of Puerto Rico.

RECITALS

WHEREAS, the Employee has agreed to modify his employment relationship with the Company from that which was initially set forth in that certain Letter Agreement entered into with the Company on August 24, 2005 (the “Letter Agreement”) and as subsequently modified by action of the Company’s Board of Directors, and the Employers and the Employee and Spouse have mutually agreed to certain arrangements and understandings which are set forth herein which address the Executive’s continued employment with the Company as well as the terms of his eventual resignation from the Company.

NOW, THEREFORE, in consideration of the mutual promises and the terms and conditions set forth below and the other obligations under this Agreement, the Employers, the Employee and Spouse, and the conjugal partnership composed of them (collectively referred to as the “‘Parties”) hereby agree as follows:

AGREEMENT

1. Continuation of Employment Relationship. The Employee shall continue to serve as Executive Vice President and Chief Financial Officer of the Company until October 31, 2006, at which time he shall resign from the position of Chief Financial Officer. The Employee shall continue as an Executive Vice President of the Company until December 31, 2006. During the period from November 1, 2006 through December 31, 2006 he shall perform such services as shall be requested of him by the Company’s Chief Executive Officer and the Board of Directors provided, however, that such services shall generally not require more than 40 hours per month of his time, although reasonable accommodations would be made if the Company requested the Employee to provide more time.

2. Termination of Employment Relationships. The employment relationships between the Employee and the Employers shall terminate on December 31, 2006 or any earlier date covered by this section 2 (the “Resignation Date”). Effective as of the Resignation Date, the Employee hereby resigns all officer and employee positions (including all responsibilities attendant thereto) with each of the Employers, his membership on all Boards of Directors and committees of each of the Employers and his positions as trustee or administrator with respect to any statutory business trusts formed by the Company. Employee agrees, upon request by Employers, to sign writings confirming his resignation from any such positions. After October 31, 2006 but before December 31, 2006, Employee may resign should he become employed by another company, and under such circumstances, he will be paid his $425,000 bonus, while any salary, car allowance and any other amount owed to him will be paid out pro-rata calculated to his date of termination.

3. Salary and Expenses Payment. During the period from the signing of this letter to December 31, 2006 the Employee shall receive the regular compensation he was paid prior to this Agreement, including but not limited to salary, bonus and car allowance. At the close of business on the Resignation Date, the Employee shall receive from the Company (i) any remaining salary and wages owed to Employee, (ii) a bonus payment due to him under the Letter Agreement of $425,000 and (iii) reimbursement for all reasonable and documented business expenses which have been submitted to the Employers. The Parties hereby acknowledge that except as provided herein, no other payments or benefits are due to the Employee under the Letter Agreement.

4. Benefits. (a) For a period of eighteen (18) months from the Resignation Date, which Resignation Date shall be the “qualifying event” date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employee shall have the right to continue coverage under the Company’s medical insurance programs as provided by COBRA. At the close of business on the Resignation Date, Employee shall receive payment for Employee’s accumulated unused vacation time and the amount which constitutes Employee’s vested interest in the Company’s profit sharing plan. The Company shall continue to provide medical and life insurance through the end of December 2006 and shall permit Employee to convert the Company’s life insurance with respect to Employee to a personal policy if desired by Employee, and at Employee’s expense.

(b) Except as set forth in this Section 4, the Employee shall not be entitled to participate in any benefit plans or programs provided to employees of the Employers following the Resignation Date.

5. No Other Payments Due. Except as provided in Section 3 and Section 4 hereof, the Employee shall not be entitled to any payments or other benefits following the Resignation Date. The Employee further acknowledges that, subject to the above-referenced exceptions, there is no other wages, accrued but unused vacation or other compensation or benefits arising out of or as a result of his employment by the Employers.

6. Release. (a) In consideration of the above, the sufficiency of which the Employee and Spouse hereby acknowledge, the Employee and Spouse, and the conjugal partnership they compose, on behalf of the Employee and Spouse, and the conjugal partnership they compose and their heirs, executors and assigns, hereby knowingly and voluntarily release and forever discharge the Employers and each of the Employers’ shareholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and representatives (including but not limited to all counsel to the Employers), and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Employers, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, arising from or relating to the Employee’s employment relationships or termination from such relationships with the Employers, including, but not limited to, a release of any rights or claims the Employee may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the National Labor Relations Act; the Employee Retirement Income Security Act of 1974, as amended (other than any accrued benefit(s) to which the Employee has a non-forfeitable right under any pension benefit plan) (which prohibits discrimination with regard to benefits); the Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act; any claim to further payment by the Employee and Spouse other than the payments set forth herein; Puerto Rico Law 80 of May 30, 1976; (unjustified dismissal); dismissal or discriminatory treatment prohibited by the Constitution of Puerto Rico; Puerto Rico Law 17 of April 22, 1988 (Sexual Harassment); Puerto Rico Law 3 of March 13, 1942, as amended; Puerto Rico Law 115 of December 20, 1991; Puerto Rico Law 139 of June 26, 1968; Puerto Rico Law 45 of April 18, 1935 (State Insurance Fund); Puerto Rico Law 379 of May 15, 1948 (Days and Hours of Work); Puerto Rico Law 96 of June 26, 1956 (Minimum Wage); Puerto Rico Law 180 of July 27, 1998; the Insurance and Civil Codes of Puerto Rico; and claims the Employee and Spouse and the conjugal partnership they compose may have arising under or any other U.S. federal, Puerto Rico, local statute, or common law relating to discrimination, employment, wages, hours, or any other terms and conditions of employment. The release provided for herein includes a release by the Employee and Spouse of any claims for wrongful discharge, breach of contract, torts, attorney’s fees or any other claims in any way related to the Employee’s employment relationships with, or resignation or termination from, each of the Employers. Nothing in this Agreement is intended to modify any rights to contribution, indemnification or advancement of expenses that Employee may have under the Company’s articles of incorporation and/or by-laws, the Company’s director and officer insurance policies that provide coverage for any time period prior to the effective date of this Agreement, or applicable law.

(b) It is a condition hereof, and it is the Parties’ intention in the execution of the release in this Section 6, that the same shall be effective as a bar to each and every claim hereinabove specified.

(c) Employee and Spouse hereby represent that Employee and Spouse have not filed any action, complaint, charge, grievance or arbitration against the Released Parties, and covenant and agree not to file any action, complaint, grievance or arbitration or commence any other proceedings against the Released Parties in any court of law or equity or in any arbitral forum with respect to any matter, cause or thing occurring through the date of this Agreement. Employee and Spouse agree not to bring any claim based upon the failure or refusal of the Employers to employ Employee after the Resignation Date.

(d) Employers hereby release, forever discharge and hold harmless the Employee and Spouse and the conjugal partnership they compose, from all claims, charges or demands which may arise from the contractual relationship between the Employers and Employee.

7. No Authority to Bind the Employers. As of the Resignation Date, neither the Employee, nor any partner, agent or employee of the Employee, has authority to enter into any contracts that bind one or more of the Employers or create obligations on the part of any of the Employers.

8. Confidentiality and Non-Disparagement.

(a) Employee confirms his continuing obligations as a former Company employee hereafter under the Company’s policies and procedures in effect as of the date of this Agreement and agrees that, to the maximum extent permitted by law, Employee will not divulge and/or communicate to any third parties, or make use of any confidential, sensitive or proprietary information (collectively “Confidential Information”) acquired in the performance of Employee’s duties for and/or during Employee’s employment with the Employers, except that the Employee may make use of Confidential Information for the purpose of enforcing this Agreement, in which event Employee will take steps to limit the disclosure of such Confidential Information to the maximum extent reasonably possible including, for example, by making filings under seal. For purposes of this Agreement, “Confidential Information” shall include, without limitation, information not otherwise known in the financial services industry, not generally known by persons not employed by the Employers and that could not easily be determined or learned by someone outside of the Employers, and/or not previously disclosed to the public by the Employers or their management with respect to the Employers’ businesses, business and financial methods or practices, operations, facilities, trade secrets and other intellectual property, systems, procedures, technical know-how, methods of investment, processes, customers, clients, investors, marketing methods or techniques, manuals, confidential reports, fee information, finances, financial or listing information (including, without limitation, the revenues, costs or profits associated with any activities or products of the Employers), business plans, prospects, budgetary objectives, customers, vendors, suppliers, training programs, manuals or materials, contracts, systems, mailing lists, trade names, improvements, pricing, price lists, or other data, litigation, regulatory investigations, strategy, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, other plans (technical or otherwise), correspondence, internal reports, personnel files, employee compensation, sales and advertising material which is or was used in the business of the Employers. The Employee agrees and acknowledges that all of such Confidential Information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Employers and the Employee shall return to the Employers the originals and all copies of any such information provided to or acquired by the Employee in connection with the performance of his duties for the Employers, and shall return to the Employers all files, correspondence and/or other communications received, maintained and/or originated by the Employee during the course of his relationship with the Employers, and no copy of any such information shall be retained by him. “Confidential Information” shall not include information which is known within the financial services industry or is or becomes generally available to the public other than as a result of disclosure by Employee or Spouse in violation of this Section 8.

(b) The Company understands and agrees that if the Human Resources Department of the Company and/or its senior management are contacted by any person with respect to a reference regarding the Employee, the Company shall not, without the written consent of the Employee, provide any information in response other than length of service and positions held with the Company and/or its subsidiaries. The Employers agree not to disparage (i.e., by making negative comments about the Employee and/or Spouse) and also agree not to initiate or participate in any discussion or written or oral communication that reflects negatively on the Employee and/or Spouse. For purposes of this Section 8(b), the Employee and Spouse acknowledge that they have had an opportunity to review the Form 8-K and related press release to be filed by the Company with the United States Securities and Exchange Commission with respect to Employee’s departure from the Employers and agree that such Form 8-K and related press release do not in any way constitute disparagement of Employee or his Spouse.

(c) Nothing herein shall limit (i) the Parties’ right under applicable law to provide truthful information to judicial, regulatory, administrative or other governmental authorities or in connection with testimony given pursuant to compulsory process; or (ii) Employee’s right to provide truthful information in response to inquiries from or with the express consent of the Company’s Chief Executive Officer.

(d) If there is a breach or threatened breach of the provisions of this Section 8, the Employers or the Employee, as the case may be, shall be entitled to an injunction restraining the other party from such breach. Nothing herein shall be construed as prohibiting any other remedies for such breach.

9. Cooperation in Legal and Other Matters. (a) Without waiving any applicable privilege or constitutional rights, Employee agrees to make himself reasonably available to the Employers to respond to requests by the Employers for information involving facts or events relating to the Employers that may be within Employee’s knowledge. Employee agrees that he will cooperate in good faith with the Employers and their counsel in connection with any investigation, administrative proceeding, litigation or regulatory proceeding relating to any matter that occurred during Employee’s employment with the Employers in which Employee was involved or of which Employee has knowledge. Under such circumstances, Employers agree to pay the Employee for his time as a consultant and/or witness at the rate of $350/hour and to reimburse Employee for reasonable expenses that Employee may incur in complying with this Section 9. Employers will provide and pay for counsel of the Employee choosing (i) to assist Employee in responding to requests by the Employers for information involving facts or events relating to the Employers that may be within Employee’s knowledge (ii) to accompany and counsel Employee in connection with any investigation, administrative procedure or litigation, and (iii) otherwise, to the extent that the Employers deem it necessary and appropriate to do so.

(b) Employee agrees that, in the event that Employee is subpoenaed, requested to appear for an interview or otherwise provide information by any person or entity (including but not limited to, any government agency) to provide testimony or information (in a deposition, court proceeding, interview or otherwise) which in any way relates to Employee’s employment with the Employers beyond the mere fact of employment, positions held and years of service, Employee will give prompt notice of such request to the Chief Executive Officer or Corporate Secretary of the Company, and will make no disclosure, unless otherwise required by law, until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Should the Company fail to act within the time frame specified in the subpoena, the Employee will comply and will provide the testimony or information requested.

(c) Nothing in this Agreement is intended to modify any rights to contribution, indemnification or advancement of expenses that Employee may have under the Company’s articles of incorporation and/or by-laws, the Company’s director and officer insurance policies that provide coverage for any time period prior to the effective date of this Agreement, or applicable law.

10. Return of Property. The Employee shall promptly return all the Employers’ property in the Employee’s possession of which the Employee is aware after a diligent search, including, but not limited to, the Employers’ keys, credit cards, computer software and peripherals and originals or copies of books, records, or other information pertaining to the Employers’ businesses, including any Employer information regarding Employers on Employee’s personal computers. The Employee will keep his contact list contained in the Employer’s computer system.

11. Acknowledgment of Spouse. Spouse acknowledges that she has not suffered any damages attributed to the Employers for any reason including, but not limited to, the employment relationship of Employee, the termination of same and any other event, act or omission occurring during his employment or thereafter and states that her spouse, family members, heirs, executor, assignees, bondsmen, dependents, friends or relatives have not suffered any damages caused by the Employers for any reason including, but not limited to, the employee relationship of Employee, the termination of same and any other incident or fact occurring during his employment or thereafter and promises and agrees to testify to such effect in any forum which is established to consider such matter.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, without reference to the principles of conflict of laws.

13. Deductions. All payments to be made hereunder shall be net of all applicable deductions.

14. Complete Agreement; Amendments. This Agreement represents the complete agreement between the Parties concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including without limitation the terms of the Letter Agreement and any and all other prior agreements with respect to Employee’s employment with Employers. In executing this Agreement, none of the Parties has relied or is relying on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except those representations as are expressly set forth in this Agreement, and the Parties acknowledge that each has relied on their own judgment in entering into this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

15. Severability. If, at any time after the execution of this Agreement, any provision of this Agreement shall be held to be illegal, void or unenforceable by a court, arbitrator or agency of competent jurisdiction, solely such provision shall be of no force or effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court, arbitrator or agency of competent jurisdiction that the covenant and release provided for by Section 6(a) and/or (d) of this Agreement is illegal, void or unenforceable, Employee and Spouse, and Employers, respectively, agree to execute a release, waiver and/or covenant that cures the matter determined to be illegal, void or unenforceable and that is legal and enforceable.

16. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight carrier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Employers:

R&G Financial Corporation

280 Jesús T. Piñero Avenue

Hato Rey, San Juan, Puerto Rico

Attention: Corporate Secretary

Fax: (787) 766-8175

With a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

If to the Employee and Spouse:

G-15 Granada

Vistamar Marina Este

Carolina, Puerto Rico 00983

18. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or on behalf of the Parties hereto. Each Party acknowledges that (i) they have had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it, (ii) they have read the Agreement and they fully understand the terms of this Agreement including, without limitation, the significance and consequences of the release in Section 6 hereof, (iii) they are executing this Agreement in exchange for consideration in addition to anything of value to which they are entitled, and (iv) they are fully satisfied with the terms of this Agreement and are executing this Agreement voluntarily, knowingly and willingly and without duress.

[Signature Page Follows]

In San Juan, Puerto Rico, the Parties to this Agreement have executed this Agreement as of the day and first written above. The signature of the Parties hereto shall reflect that each has received an executed copy of this Agreement.

R&G FINANCIAL CORPORATION

By:	/s/ Victor J. Galán
Name:	Victor J. Galán
Title:	Chairman of the Board and Chief Executive Officer

R&G PORTFOLIO MANAGEMENT CORPORATION

By:	/s/ Victor J. Galán
Name:	Victor J. Galán
Title:	Chairman of the Board

R&G MORTGAGE CORPORATION

By:	/s/ Victor J. Galán
Name:	Victor J. Galán
Title:	Chairman of the Board and
Chief Executive Officer

R&G INTERNATIONAL CORPORATION

By:	/s/ Victor J. Galán
Name:	Victor J. Galán
Title:	Chairman of the Board

R&G ACQUISITION HOLDINGS CORPORATION

By:	/s/ Victor J. Galán
Name:	Victor J. Galán
Title:	Chairman of the Board

VICENTE GREGORIO

/s/ Vincente Gregorio

CARMEN A. MARTINEZ

/s/ Carmen A. Martinez
Spouse